Exhibit 99.1

FTD Companies, Inc. Announces Third Quarter 2018 Financial Results
Board of Directors Appoints Scott D. Levin President and Chief Executive Officer
Reiterates Outlook for Full-Year 2018
Provides Initial Outlook for Full-Year 2019

DOWNERS GROVE, Ill. — November 7, 2018 — FTD Companies, Inc. (Nasdaq: FTD) (“FTD” or the “Company”), a premier floral and gifting company, today announced financial results for the third quarter and nine months ended September 30, 2018. The Company also announced its Board of Directors has appointed Scott D. Levin to the role of President and Chief Executive Officer, effective immediately. Mr. Levin has served as FTD’s Interim President and Chief Executive Officer since July 18, 2018.
Scott Levin, FTD’s President and Chief Executive Officer commented, “We are pleased that our third quarter results are consistent with our expectations and that we are on-track to achieve our full year outlook. Our organization has made progress on the continued optimization of our business to drive efficiencies and reduce costs. We believe our technology investments and marketing initiatives, and the further execution on our restructuring and costs savings plan initiated in July, create a solid foundation for us to build upon as we implement strategies to drive consumer demand, strengthen our floral and gifting brand propositions, and work to return to growth in 2019. We are also pleased to have amended our credit facility yesterday with the support of our lenders. We believe these amendments provide us with the flexibility to execute on our current business plans and other initiatives.”
Robert Berglass, Chairman of FTD’s Board of Directors said, “On behalf of the Board of Directors I am delighted to announce Scott’s appointment as our President and Chief Executive Officer. Under his leadership over the last four months, we have been impressed with the initial operational efficiencies achieved and the Company’s focus on driving a turnaround of the business. We believe the Company is well-positioned with Scott and the rest of the leadership team to execute on its initiatives aimed at creating value for stockholders. These initiatives include, among others, FTD’s review of strategic alternatives and the corporate restructuring and cost savings plan.”
“The chance to lead FTD at such an important time in its development is an incredible opportunity,” continued Mr. Levin. “I am very optimistic about FTD’s future and I look forward to working with our Board of Directors, member florists, and employees on the implementation of our strategic initiatives.”
Third Quarter Results
Consolidated revenues were $148.6 million for the third quarter of 2018, a decrease of 7.9% compared to $161.3 million for the third quarter of 2017, due to decreases in revenues in the U.S. Consumer, Florist, and International segments. Foreign currency exchange rates had a $0.1 million unfavorable impact on consolidated revenues during the third quarter of 2018.
Net loss was $31.2 million for the third quarter of 2018, compared to a net loss of $99.3 million for the third quarter of 2017. Net loss includes pre-tax non-cash impairment charges related to goodwill, intangible assets, and other long-lived assets of $0.4 million and $105.7 million, for the third quarters of 2018 and 2017, respectively. The Company also incurred third quarter 2018 restructuring costs of $18.1 million related to the corporate restructuring and cost savings plan announced in July 2018.
Adjusted EBITDA was a loss of $1.0 million, or a loss of 0.6% of consolidated revenues, for the third quarter of 2018, compared to Adjusted EBITDA of $1.9 million, or 1.2% of consolidated revenues, for the third quarter of 2017. Adjusted EBITDA is a non-GAAP financial measure. Please refer to the tables in this press release for a reconciliation of all non-GAAP financial measures.
Nine-Month Results
Consolidated revenues were $766.7 million for the nine months ended September 30, 2018, a decrease of 4.9% compared to $805.9 million for the first nine months of 2017, due to decreases in revenues in the U.S. Consumer and Florist segments, partially offset by an increase in revenues in the International segment. Foreign currency exchange rates had a $7.8 million favorable impact on consolidated revenues for the nine months ended September 30, 2018.

Net loss was $155.9 million for the nine months ended September 30, 2018, compared to a net loss of $80.6 million for the first nine months of 2017. Net loss includes pre-tax non-cash impairment charges related to goodwill, intangible assets, and other long-lived assets of $139.6 million and $105.7 million, for the 2018 and 2017 periods, respectively, as well as the aforementioned restructuring and exit costs in the 2018 period.
Adjusted EBITDA was $20.9 million, or 2.7% of consolidated revenues, for the nine months ended September 30, 2018, compared to Adjusted EBITDA of $64.2 million, or 8.0% of consolidated revenues, for the first nine months of 2017.
Segment Results

U.S. Consumer Segment: U.S. Consumer segment revenues for the third quarter of 2018 decreased 7.2% to $91.2 million, compared to $98.3 million for the third quarter of 2017. This decline was primarily due to a 3.4% decrease in consumer orders and a $2.08, or 3.6% decrease, in average order value to $55.43, compared to the third quarter of 2017. Revenues decreased 16.5% and 7.4% for the FTD.com and ProFlowers businesses, respectively, for the third quarter of 2018 compared to the prior-year quarter. Partially offsetting these decreases were increases of 18.0% and 0.3% for the Personal Creations and Gourmet Foods businesses, respectively, for the third quarter of 2018 compared to the prior-year quarter. The U.S. Consumer segment operating loss was $8.2 million for the third quarter of 2018, compared to an operating loss of $3.1 million for the prior-year quarter.
U.S. Consumer segment revenues for the nine months ended September 30, 2018 decreased 6.7% to $547.6 million, compared to $586.7 million for the prior-year nine months. This decline was primarily due to a 4.6% decrease in consumer orders and a $1.21, or 2.2% decrease, in average order value to $55.01, compared to the first nine months of 2017. Revenues decreased 11.5%, 10.0%, and 4.1% in the FTD.com, ProFlowers, and Gourmet Foods businesses, respectively, for the nine months ended September 30, 2018 compared to the first nine months of 2017. Partially offsetting these decreases was an increase in revenues for Personal Creations of 21.2% for the nine months ended September 30, 2018 compared to the nine months ended September 30, 2017. The U.S. Consumer segment operating loss was $10.0 million for the nine months ended September 30, 2018, compared to operating income of $37.1 million for the first nine months of 2017. The decline in segment profitability was primarily due to lower revenue, increased marketing and shipping costs, and increased inventory write-offs from lower than anticipated Valentine’s Day orders during the first quarter of 2018.
Florist Segment: Florist segment revenues for the third quarter of 2018 decreased 10.0% to $31.2 million, compared to $34.7 million for the third quarter of 2017. This decrease was primarily due to lower services revenues, as a result of a reduction in clearinghouse order volume and a decline in online services, as well as lower products revenues. The decrease in products revenues was primarily related to a planned reduction in container offerings and related pricing, partially offset by an increase in fresh flower sales. Average revenues per member decreased 2.5% to $3,180 for the third quarter of 2018, compared to $3,263 for the prior-year quarter. Florist segment operating income was $8.8 million, or 28.3% of segment revenues, for the third quarter of 2018, compared to $9.6 million, or 27.6% of segment revenues, for the third quarter of 2017.

Florist segment revenues for the nine months ended September 30, 2018 decreased 7.9% to $115.3 million, compared to $125.3 million for the first nine months of 2017. This decrease was primarily due to lower services revenues, as a result of a reduction in clearinghouse order volume and a decline in online services, as well as lower products revenues. The decrease in products revenues was primarily related to a planned reduction in container offerings and related pricing, partially offset by an increase in fresh flower sales. Average revenues per member decreased 1.2% to $11,257 for the nine months ended September 30, 2018, compared to $11,397 for the first nine months of 2017. Florist segment operating income was $32.0 million, or 27.7% of segment revenues, for the nine months ended September 30, 2018, compared to $35.8 million, or 28.5% of segment revenues, for the first nine months of 2017.

International Segment: International segment revenues for the third quarter of 2018 decreased 8.1% to $28.9 million, compared to $31.5 million for the third quarter of 2017. On a constant currency basis, International segment revenues decreased 7.7%. Consumer orders in the International segment increased 1.1%, offset by a 5.4% decrease in average order value as reported and 4.9% on a constant currency basis. International segment operating income was $2.0 million, or 6.8% of segment revenues, for the third quarter of 2018, compared to $3.4 million, or 10.8% of segment revenues, for the prior-year quarter. On a constant currency basis, International segment operating income decreased $1.4 million for the third quarter of 2018 compared to the prior-year quarter.

International segment revenues for the nine months ended September 30, 2018 increased 8.0% to $115.0 million, compared to $106.4 million for the first nine months of 2017. On a constant currency basis, International segment revenues increased 0.7%. Consumer orders increased 5.6% and average order value increased 2.4% as reported and decreased 4.2% on a constant currency basis. International segment operating income was $11.7 million, or 10.2% of segment revenues, for the nine months ended September 30, 2018, compared to $12.0 million, or 11.3% of segment revenues, for the first nine months of 2017. On a constant currency basis, International segment operating income decreased $1.2 million for the nine months ended September 30, 2018 compared to the first nine months of 2017.

Balance Sheet, Cash Flow, and Financing Initiatives
Net cash used for operating activities was $56.1 million for the nine months ended September 30, 2018, compared to $18.1 million for the nine months ended September 30, 2017. Free Cash Flow for the nine months ended September 30, 2018 was negative $78.6 million, compared to negative Free Cash Flow of $19.5 million in the first nine months of 2017. Free Cash Flow is a non-GAAP financial measure. Please refer to the tables in this press release for a reconciliation of all non-GAAP financial measures.
Cash and cash equivalents were $23.1 million as of September 30, 2018 compared to $29.5 million at December 31, 2017. At September 30, 2018, the aggregate principal amount of the Company’s indebtedness outstanding under its credit agreement was $260.7 million, before reduction for deferred financing fees, compared to $192.0 million at December 31, 2017. The credit agreement debt includes $123.7 million outstanding under a term loan and $137.0 million outstanding under revolving loans. The Company has continued to work with its lenders and has entered into additional amendments to its credit facility that are designed to align the requirements under the credit agreement with the Company’s current business plans.
2018 Business Outlook
FTD is reiterating its outlook for the full year ending December 31, 2018. The annual outlook reflects the Company’s year-to-date results, as well as the Company’s expectations for the rest of the year, including savings from the corporate restructuring and cost savings plan. The Company expects the following for full-year 2018:

•	Consolidated revenues of $1.02 billion to $1.03 billion;

•	Adjusted EBITDA of approximately $37 million to $41 million; and

•	Capital expenditures of $35 million to $38 million.

Initial Full-Year 2019 Business Outlook
FTD is providing an initial outlook for the full year ending December 31, 2019. The annual outlook reflects the Company’s current expectations for $32 million to $37 million in savings from its corporate restructuring and cost savings plan. The Company expects the following for full-year 2019:

•	Consolidated revenues of $1.03 billion to $1.06 billion;

•	Adjusted EBITDA of approximately $58 million to $68 million; and

•	Capital expenditures of $35 million to $40 million.

In connection with the full-year 2018 and 2019 outlooks provided above, please note that the seasonality of the Company’s business impacts the quarterly pattern of its profitability and cash flows from operations.
The Company is not providing 2018 or 2019 guidance for net income/(loss), the GAAP measure most directly comparable to Adjusted EBITDA, and similarly cannot provide a reconciliation between its forecasted Adjusted EBITDA and net income/(loss) metrics without unreasonable effort due to the unavailability of reliable estimates for certain items including transaction-related costs, impairments of goodwill, intangible assets, and other long-lived assets, and discrete tax items. These items may vary significantly between periods and could materially impact future financial results.

Conference Call
The Company will be hosting a conference call today, Wednesday, November 7, 2018, at 5:00 p.m. ET. Live audio of the call will be webcast and archived on the investor relations section of the Company’s website at http://www.ftdcompanies.com. In addition, you may dial 855-327-6837 to listen to the live broadcast.

A telephonic playback and archived webcast will be available through November 21, 2018. Participants can dial 844-512-2921 to hear the playback. The passcode is 10005714.
About FTD Companies, Inc.
FTD Companies, Inc. is a premier floral and gifting company. Through our diversified family of brands, we provide floral, specialty foods, gifts, and related products to consumers primarily in the United States and the United Kingdom. We also provide floral products and services to retail florists and other retail locations throughout these same geographies. FTD has been delivering flowers since 1910, and the highly-recognized FTD® and Interflora® brands are supported by the iconic Mercury Man logo®, which is displayed in approximately 35,000 floral shops in over 125 countries. In addition to FTD and Interflora, our diversified portfolio of brands includes the following trademarks: ProFlowers®, ProPlants®, Shari’s Berries®, Personal Creations®, RedEnvelope®, Flying Flowers®, and Gifts.com™. FTD Companies, Inc. is headquartered in Downers Grove, Ill. For more information, please visit www.ftdcompanies.com.

Cautionary Information Regarding Forward-Looking Statements
This release contains certain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended, based on our current expectations, estimates, and projections about our operations, industry, financial condition, performance, results of operations, and liquidity. Statements containing words such as “may,” “believe,” “anticipate,” “expect,” “intend,” “plan,” “project,” “projections,” “business outlook,” “estimate,” or similar expressions constitute forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding the exploration of strategic alternatives; the strategic and financial evaluation of the Company’s business; the Company’s corporate restructuring and cost savings plan and other strategies; and future financial performance, including 2018 and 2019 financial outlooks discussed herein. Potential factors that could affect these forward-looking statements include, among others, uncertainties associated with being able to identify, evaluate, or complete any strategic alternative or strategic transaction; the impact of the announcement of the Company’s review of strategic alternatives, as well as any strategic alternative or strategic transaction that may be pursued, on the Company’s business, including its financial and operating results and its employees, suppliers, and customers; the Company’s ability to implement and realize anticipated benefits from its corporate restructuring and cost savings plan and other initiatives; the Company’s ability to repay, refinance, or restructure its outstanding debt; and the other factors disclosed in the Company’s most recent Annual Report on Form 10-K, its most recent Quarterly Report on Form 10-Q, and the Company’s other filings with the Securities and Exchange Commission (www.sec.gov), as updated from time to time in our subsequent filings with the SEC, including, without limitation, information under the captions “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors.” Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect the Company’s analysis only as of the date hereof. Such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that may cause actual performance and results to differ materially from those predicted. Except as required by law, we undertake no obligation to publicly release the results of any revision to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Non-GAAP Measures
To supplement the Company’s consolidated financial statements presented in accordance with generally accepted accounting principles (“GAAP”), the Company uses Adjusted EBITDA as a measure of certain components of financial performance. The Company’s definition of Adjusted EBITDA, as set forth below, may be modified from time to time.

Management believes that Adjusted EBITDA is an important measure of operating performance because it allows for a period-to-period comparison of the Company’s operating performance by removing the impact of the Company’s capital structure (interest expense on outstanding debt), asset base (depreciation, amortization, and impairment charges), tax consequences, stock-based compensation, and certain other items that are not considered reflective of the Company’s core operations. The Company further emphasizes the importance of Adjusted EBITDA as an operating performance measure by utilizing the Adjusted EBITDA measure as a basis for determining certain incentive compensation targets for certain members of the Company’s management. The Adjusted EBITDA measure also is used as a performance measure under the Company’s senior secured credit facility and includes adjustments such as the items defined above and other further adjustments, which are defined in the senior secured credit facility.
Management believes that presenting this non-GAAP financial measure provides additional information to facilitate comparison of the Company’s historical operating results and trends in its underlying operating results and provides additional transparency on how the Company evaluates its businesses.
In addition to the use of this non-GAAP measure by management for the purposes outlined above, the Company believes Adjusted EBITDA is a measure widely used by securities analysts, investors, and others to evaluate the financial performance of the Company and its competitors.
Adjusted EBITDA is not determined in accordance with GAAP and should be considered in addition to, not as a substitute for, or superior to financial measures determined in accordance with GAAP. A limitation associated with the use of Adjusted EBITDA is that it does not reflect depreciation and amortization expense for various long-lived assets, impairment charges, interest expense, income taxes, and other items that have been and will be incurred. Each of these items should also be considered in the overall evaluation of the Company’s results. In addition, Adjusted EBITDA does not reflect capital expenditures and other investing activities. An additional limitation associated with Adjusted EBITDA is that the measure does not include stock-based compensation expenses related to the Company’s workforce. A further limitation associated with the use of this non-GAAP financial measure is that it does not reflect expenses or gains that are not considered reflective of the Company’s core operations. Management compensates for these limitations by providing the relevant disclosure of its depreciation and amortization, impairment charges, interest and income tax expenses, capital expenditures, stock-based compensation, and other items within its financial press releases and SEC filings, all of which should be considered when evaluating the Company’s performance.
A further limitation associated with the use of this measure is that the term “Adjusted EBITDA” does not have a standardized meaning. Therefore, other companies may use the same or a similarly named measure but exclude different items or use different computations, which may not provide investors a comparable view of the Company’s performance in relation to other companies. Management compensates for this limitation by presenting the most comparable GAAP measure: net income/(loss), directly ahead of Adjusted EBITDA; within this and other financial press releases and by providing reconciliations that show and describe the adjustments made. In addition, many of the adjustments to the Company’s GAAP financial measures reflect the exclusion of items that are recurring in nature and will be reflected in the Company’s financial results for the foreseeable future.
Definitions
(1) Segment operating income/(loss). The Company’s chief operating decision maker uses segment operating income/(loss) to evaluate the performance of the business segments and to make decisions about allocating resources among segments. Segment operating income/(loss) is operating income/(loss) excluding depreciation, amortization, impairment of goodwill, intangible assets, and other long-lived assets, litigation and dispute settlement charges and gains, transaction-related costs, restructuring and other exit costs, and corporate reorganization costs. In addition, stock-based and incentive compensation and general corporate expenses are not allocated to the segments. Segment operating income/(loss) is prior to intersegment eliminations and excludes other income/(expense), net. Please refer to the tables in this press release for a reconciliation of segment operating income/(loss) to net income/(loss).
(2) Consumer orders. The Company monitors the number of consumer orders for floral, gift, and related products during a given period. Consumer orders are individual units delivered during the period that were originated through our consumer websites, associated mobile sites and applications, and various telephone numbers. The number of consumer orders is not adjusted for non-delivered orders that are refunded on or after the scheduled delivery date. Orders originating with a florist or other retail location for delivery to consumers are not included as part of this number.

(3) Average order value. The Company monitors the average value for consumer orders delivered in a given period, which is referred to as the average order value. Average order value represents the average amount received for consumer orders delivered during a period. The average order value of consumer orders within the U.S. Consumer and International segments is tracked in their local currency, the U.S. Dollar for the U.S. Consumer segment and the British Pound for the International segment. The local currency amounts received for the International segment are then translated into U.S. dollars at the average currency exchange rate for the period. Average order value includes merchandise revenues and shipping or service fees paid by the consumer, less discounts and refunds (net of refund-related fees charged to floral network members).
(4) Average revenues per member. The Company monitors average revenues per member for floral network members in the Florist segment. Average revenues per member represents the average revenues earned from a member of the Company’s floral network during a period. Revenues include services revenues and products revenues, but exclude revenues from sales to non-members. Floral network members include retail florists and other non-florist retail locations that offer floral and gifting solutions. Average revenues per member is calculated by dividing Florist segment revenues for the period, excluding sales to non-members, by the average number of floral network members for the period.
(5) Adjusted earnings before interest, taxes, depreciation, and amortization (“Adjusted EBITDA”). The Company defines Adjusted EBITDA as net income/(loss) before net interest expense; provision for/(benefit from) income taxes; depreciation; amortization; impairment of goodwill, intangible assets, and other long-lived assets; stock-based compensation; transaction-related costs; litigation and dispute settlement charges and gains; gains on sale of business; restructuring and other exit costs; and corporate reorganization costs.
Litigation and dispute settlement charges and gains include estimated losses for which the Company has established a reserve, as well as actual settlements, judgments, fines, penalties, assessments or other resolutions against, or in favor of, the Company related to litigation, arbitration, investigations, disputes, or similar matters. Insurance recoveries received by the Company related to such matters are also included in these adjustments.
Transaction-related costs are certain expense items resulting from actual or potential transactions such as business combinations, mergers, acquisitions, dispositions, spin-offs, financing transactions, and other strategic transactions, including, without limitation, (i) transaction-related bonuses and (ii) expenses for advisors and representatives such as investment bankers, consultants, attorneys, and accounting firms. Transaction-related costs may also include, without limitation, transition and integration costs such as retention bonuses and acquisition-related milestone payments to acquired employees, in addition to consulting, compensation, and other incremental costs associated with integration projects.
Corporate reorganization costs are costs, other than restructuring and other exit costs, associated with our corporate restructuring and cost savings plan such as financial consulting fees, retention bonuses for key employees, travel expenses related to transition of responsibilities between locations, and other similar costs.
(6) Free Cash Flow. The Company defines Free Cash Flow as net cash provided by or used for operating activities less capital expenditures, plus cash paid for transaction-related costs, cash paid or received for litigation and dispute settlement charges or gains, cash paid for restructuring and other exit costs, and cash paid for corporate reorganization costs.

FTD COMPANIES, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Revenues:
U.S. Consumer segment	$91,160	$98,264	$547,603	$586,739
Florist segment	31,184	34,665	115,316	125,261
International segment	28,936	31,477	114,965	106,416
Intersegment eliminations	(2,659)	(3,102)	(11,172)	(12,473)
Total revenues	148,621	161,304	766,712	805,943

Operating expenses:
Cost of revenues	96,801	103,175	502,030	502,728
Sales and marketing	36,202	36,450	189,551	181,570
General and administrative	25,249	27,656	74,083	83,450
Amortization of intangible assets	314	3,820	3,311	11,459
Restructuring and other exit costs	18,097	1,113	18,097	2,057
Impairment of goodwill, intangible assets, and other long-lived assets	411	105,735	139,627	105,735
Total operating expenses	177,074	277,949	926,699	886,999

Operating loss	(28,453)	(116,645)	(159,987)	(81,056)
Interest expense, net	(5,691)	(2,599)	(12,566)	(7,312)
Other income, net	706	126	842	324

Net loss before income taxes	(33,438)	(119,118)	(171,711)	(88,044)
Benefit from income taxes	(2,228)	(19,799)	(15,820)	(7,464)

Net loss	$(31,210)	$(99,319)	$(155,891)	$(80,580)

Loss per common share
Basic loss per share	$(1.11)	$(3.61)	$(5.59)	$(2.93)
Diluted loss per share	$(1.11)	$(3.61)	$(5.59)	$(2.93)

Average Shares Outstanding:
Basic	28,154	27,546	27,886	27,459
Diluted	28,154	27,546	27,886	27,459

FTD COMPANIES, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 30, 2018	December 31, 2017
ASSETS

Cash and cash equivalents	$23,124	$29,496
Accounts receivable, net	23,829	26,028
Inventories	30,148	25,356
Property and equipment, net	47,598	33,880
Intangible assets, net	104,149	181,965
Goodwill	210,935	277,041
Other assets	21,712	36,559
Total assets	$461,495	$610,325

LIABILITIES AND EQUITY

Accounts payable and accrued liabilities	$110,257	$161,799
Debt	255,904	189,666
Deferred tax liabilities, net	9,659	30,854
Other liabilities	17,712	13,482
Total liabilities	393,532	395,801
Total equity	67,963	214,524
Total liabilities and equity	$461,495	$610,325

FTD COMPANIES, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Cash flows from operating activities:
Net loss	$(31,210)	$(99,319)	$(155,891)	$(80,580)
Adjustments to reconcile net loss to net cash used for operating activities:
Depreciation and amortization	3,342	9,194	11,562	27,778
Impairment of goodwill, intangible assets, and other long-lived assets	411	105,735	139,627	105,735
Stock-based compensation	7,494	2,351	12,904	8,221
Provision for doubtful accounts receivable	859	736	1,926	1,515
Amortization of deferred financing fees	1,096	340	2,154	1,020
Deferred taxes, net	(717)	(19,072)	(21,149)	(17,314)
Gain on sale of business	(426)	—	(426)	—
Other, net	(230)	(25)	(138)	(95)
Changes in operating assets and liabilities:
Accounts receivable, net	(3,256)	(2,964)	329	923
Inventories	(5,330)	(5,940)	(4,801)	(5,770)
Prepaid expenses and other assets	1,259	(910)	4,751	4,139
Accounts payable and accrued liabilities	(27,081)	(26,175)	(50,168)	(62,235)
Income taxes receivable or payable	(1,942)	(1,099)	572	(1,033)
Other liabilities	1,226	(605)	2,657	(448)
Net cash used for operating activities	(54,505)	(37,753)	(56,091)	(18,144)
Cash flows from investing activities:
Purchases of property and equipment	(10,074)	(4,307)	(26,354)	(10,677)
Proceeds from life insurance	—	—	10,003	—
Proceeds from sale of business	2,186	—	2,186	—
Net cash used for investing activities	(7,888)	(4,307)	(14,165)	(10,677)
Cash flows from financing activities:
Proceeds from revolving lines of credit	87,000	20,000	272,000	90,000
Payments on term debt and revolving lines of credit	(21,346)	(30,000)	(203,346)	(115,000)
Purchases from employee stock plan	—	—	412	1,042
Payments for debt financing fees	(535)	—	(4,569)	—
Repurchases of common stock withheld for taxes	(34)	(14)	(494)	(1,983)
Net cash provided by/(used for) financing activities	65,085	(10,014)	64,003	(25,941)
Effect of foreign currency exchange rate changes on cash and cash equivalents	(4)	563	(119)	1,605
Change in cash and cash equivalents	2,688	(51,511)	(6,372)	(53,157)
Cash and cash equivalents, beginning of period	20,436	79,356	29,496	81,002
Cash and cash equivalents, end of period	$23,124	$27,845	$23,124	$27,845

Supplemental Cash Flow Information:
Cash paid for interest	$4,277	$2,187	$10,010	$6,261
Cash paid for income taxes, net	512	615	4,293	11,132
Cash paid for restructuring and other exit costs	2,119	3,906	2,459	7,139
Cash paid for corporate reorganization costs	1,108	—	1,108	—
Cash paid for litigation and dispute settlement charges	—	—	—	25
Cash paid for transaction and integration costs	168	77	235	2,133

FTD COMPANIES, INC.
UNAUDITED SEGMENT INFORMATION
(in thousands, except average order value, average revenues per member, and average currency exchange rates)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
U.S. Consumer:
Segment revenues	$91,160	$98,264	$547,603	$586,739
Segment operating income/(loss) (1)	$(8,234)	$(3,079)	$(9,994)	$37,146
Consumer orders (2)	1,580	1,636	9,672	10,137
Average order value (3)	$55.43	$57.51	$55.01	$56.22

Florist:
Segment revenues	$31,184	$34,665	$115,316	$125,261
Segment operating income (1)	$8,837	$9,552	$31,951	$35,757
Average revenues per member (4)	$3,180	$3,263	$11,257	$11,397

International:
In USD:
Segment revenues	$28,936	$31,477	$114,965	$106,416
Segment operating income (1)	$1,963	$3,384	$11,728	$11,982
Consumer orders (2)	565	559	2,042	1,933
Average order value (3)	$44.32	$46.86	$46.58	$45.48
In GBP:
Segment revenues	£22,183	£24,017	£84,447	£83,696
Average order value (3)	£34.01	£35.78	£34.26	£35.78
Average currency exchange rate: GBP to USD	1.30	1.31	1.36	1.27

FTD COMPANIES, INC.
UNAUDITED RECONCILIATIONS
(in thousands)

The following tables contain reconciliations of Adjusted EBITDA and Free Cash Flow to financial measures reported in accordance with Generally Accepted Accounting Principles (“GAAP”).

RECONCILIATION OF SEGMENT OPERATING INCOME/(LOSS) TO NET LOSS
AND NET LOSS TO ADJUSTED EBITDA

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Segment Operating Income/(loss) (1) :
U.S. Consumer	(8,234)	(3,079)	(9,994)	37,146
Florist	8,837	9,552	31,951	35,757
International	1,963	3,384	11,728	11,982
Unallocated expenses	(27,266)	(11,573)	(42,483)	(32,428)
Impairment of goodwill, intangible assets, and other long-lived assets	(411)	(105,735)	(139,627)	(105,735)
Depreciation and amortization	(3,342)	(9,194)	(11,562)	(27,778)
Operating loss	(28,453)	(116,645)	(159,987)	(81,056)

Interest expense, net	(5,691)	(2,599)	(12,566)	(7,312)
Other income, net	706	126	842	324
Benefit from income taxes	2,228	19,799	15,820	7,464
Net loss (GAAP Basis)	$(31,210)	$(99,319)	$(155,891)	$(80,580)

Net loss (GAAP Basis)	$(31,210)	$(99,319)	$(155,891)	$(80,580)
Interest expense, net	5,691	2,599	12,566	7,312
Benefit from income taxes	(2,228)	(19,799)	(15,820)	(7,464)
Depreciation and amortization	3,342	9,194	11,562	27,778
Stock-based compensation	1,971	2,351	7,381	8,221
Transaction and integration costs	712	40	912	1,110
Litigation and dispute settlement charges	2	—	190	—
Impairment of goodwill, intangible assets, and other long-lived assets	411	105,735	139,627	105,735
Gain on sale of business	(426)	—	(426)	—
Corporate reorganization costs	2,682	—	2,682	—
Restructuring and other exit costs	18,097	1,113	18,097	2,057
Adjusted EBITDA (5)	$(956)	$1,914	$20,880	$64,169

RECONCILIATION OF NET CASH USED FOR OPERATING ACTIVITIES
TO FREE CASH FLOW

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Net cash used for operating activities (GAAP Basis)	$(54,505)	$(37,753)	$(56,091)	$(18,144)
Capital expenditures	(10,074)	(4,307)	(26,354)	(10,677)
Cash paid for transaction and integration costs	168	77	235	2,133
Cash paid for litigation and dispute settlement charges	—	—	—	25
Cash paid for corporate reorganization costs	1,108	—	1,108	—
Cash paid for restructuring and other exit costs	2,119	3,906	2,459	7,139
Free Cash Flow (6)	$(61,184)	$(38,077)	$(78,643)	$(19,524)